Press release

RBC Bearings Incorporated Announces Fiscal 2008 Fourth Quarter Results

Oxford, CT - May 28, 2008 - RBC Bearings Incorporated (Nasdaq: ROLL), a leading international manufacturer of highly-engineered precision plain, roller and ball bearings for the industrial, defense and aerospace industries, today reported results for the fourth quarter ended March 29, 2008.

Fourth Quarter Highlights

($ in millions)	Q4 Fiscal 2008		Q4 Fiscal 2007		Change
	GAAP	Adjusted (1)	GAAP	Adjusted (1)	GAAP	Adjusted (1)
Net sales	$92.1		$81.0		13.7%
Gross margin	$32.3		$28.6		13.3%
Gross margin %	35.1%		35.2%
Operating income	$18.0	$18.4	$11.5	$17.0	56.5%	8.3%
Net income	$12.0	$12.3	$6.7	$10.2	79.2%	20.8%
Diluted EPS	$0.55	$0.57	$0.31	$0.47	77.4%	21.3%
(1) Results exclude items in reconciliation below.

Full Year Highlights

($ in millions)	Fiscal Year 2008		Fiscal Year 2007		Change
	GAAP	Adjusted (1)	GAAP	Adjusted (1)	GAAP	Adjusted (1)
Net sales	$330.6		$306.1		8.0%
Gross margin	$113.6		$100.1		13.5%
Gross margin %	34.4%		32.7%
Operating income	$62.9	$64.0	$51.9	$57.1	21.1%	12.0%
Net income	$40.2	$40.8	$28.5	$33.3	41.1%	22.3%
Diluted EPS	$1.84	$1.87	$1.33	$1.56	38.3%	19.9%
(1) Results exclude items in reconciliation below.

“Fiscal 2008 was a solid year for RBC Bearings," said Dr. Michael J. Hartnett, Chairman and Chief Executive Officer. “Our results were highlighted by adjusted net income growth of 22.3% and continued expansion of our operating margins over fiscal 2007. We broadened our customer base and end market offerings with the successful completion of several acquisitions which we expect will add approximately $19.0 million to our revenues in fiscal 2009. Our employees have once again done an excellent job executing and implementing our strategy, and we feel confident in our ability to continue our initiatives into fiscal 2009 and beyond. As we move forward, we believe we are well-positioned to improve operating efficiencies and capture additional share in new and current markets.”

Fourth Quarter Results

Net sales for the fourth quarter of fiscal 2008 were $92.1 million, a 13.7% increase from $81.0 million in the fourth quarter of fiscal 2007. Net sales for the fourth quarter of fiscal 2008 increased 15.7%, excluding the impact of the decrease in the class 8 truck market. Gross margin for the fourth quarter rose 13.3% to $32.3 million compared to $28.6 million for the same period last year. Gross margin as a percentage of net sales was 35.1% in the fourth quarter of fiscal 2008 compared to 35.2% for the same period last year.

Operating income increased 56.5% to $18.0 million for the fourth quarter of fiscal 2008 compared to $11.5 million for the same period last year. Operating income as a percentage of net sales was 19.5% for the fourth quarter of fiscal 2008 compared to 14.2% for the same period last year. Operating income, excluding plant moving and consolidation costs and disposal of fixed assets, was $18.4 million, an increase of 8.3% compared to adjusted operating income for the same period last year. As a percentage of net sales, operating income, excluding these charges, was 19.9% compared to 20.9% for the same adjusted period last year.

Interest expense, net for the fourth quarter of fiscal 2008 was $0.7 million compared to $1.1 million for the same period last year.

For the fourth quarter of fiscal 2008, the Company reported net income of $12.0 million, compared to net income of $6.7 million in the same period last year. Net income excluding the after tax impact of plant moving and consolidation costs and disposal of fixed assets, increased 20.8% to $12.3 million compared to $10.2 million for the same adjusted period last year.

Full Year Results

Net sales for fiscal 2008 were $330.6 million, an increase of 8.0% from $306.1 million for fiscal 2007. Net sales for fiscal 2008 increased 12.0%, excluding the impact of the decrease in the class 8 heavy truck market. Gross margin rose 13.5% to $113.6 million compared to $100.1 million for the same period last year. Gross margin as a percentage of net sales improved to 34.4% for fiscal 2008 compared to 32.7% for the same period last year.

For fiscal 2008, the Company reported operating income of $62.9 million compared to $51.9 million for the same period last year. Operating income, excluding plant moving and consolidation costs and disposal of fixed assets increased 12.0% to $64.0 million for fiscal 2008 compared to $57.1 million for the same adjusted period last year. Operating income as a percentage of net sales excluding these charges was 19.3% for fiscal 2008 compared to 18.6% for the same adjusted period last year.

Interest expense, net for fiscal 2008 was $3.4 million, a decrease of $2.4 million from $5.8 million for the same period last year.

Net income for fiscal 2008 was $40.2 million compared to net income of $28.5 million for the same period last year. Net income, excluding the after tax impact of plant moving and consolidation costs, disposal of fixed assets, loss on early extinguishment of debt, and the CDSOA payment, increased 22.3% to $40.8 million for fiscal 2008 compared to $33.3 million for the same adjusted period last year.

CDSOA Payment

In December 2007, the Company received approximately $0.3 million in payments under the U.S. Continued Dumping and Subsidy Offset Act “CDSOA” compared to $1.2 million received in December 2006. The CDSOA distributes antidumping duties paid by overseas companies to qualified domestic firms hurt by unfair trade. This payment has been classified below Operating Income in “Other non-operating expense (income)” on the Consolidated Statements of Operations.

Outlook

“As we look ahead, we remain optimistic that our core markets will continue to expand and that our operations have become well aligned with market forces. Initiatives in sales and marketing management, combined with our acquisitions and operational improvements in manufacturing over the past few years, have insured our ability to support profitable growth for fiscal 2009 and beyond,” concluded Dr. Hartnett.

Based on current market conditions, the Company expects financial performance in its first quarter of fiscal 2009 to be as follows:

▪	Net sales in the range of $91.0 - $93.0 million

▪	Operating income in the range of $17.0 - $18.0 million

Live Webcast

RBC Bearings Incorporated will host a webcast on May 28th at 10:00 a.m. ET to discuss the quarterly results. To access the webcast, go to the investor relations portion of the Company’s website, www.rbcbearings.com, on the day of the conference call and click on the webcast icon. If you do not have access to the Internet and wish to listen to the call, dial 888-713-4213 (international callers dial 617-213-4865) and enter conference call ID # 46277981. An audio replay of the call will be available from 12:00 p.m. ET on Wednesday, May 28th until 11:59 p.m. ET on Wednesday, June 11th. The replay can be accessed by dialing 888-286-8010 (international callers dial 617-801-6888) and entering conference call ID # 53895308.

Investors are advised to dial into the call at least ten minutes prior to the call to register. Participants may pre-register for the call at:
www.theconferencingservice.com/prereg/key.process?key=PEHP7XLGL

Pre-registrants will be issued a PIN number to use when dialing into the live call which will provide quick access to the conference by bypassing the operator upon connection.

Non-GAAP Financial Measures

In addition to disclosing results of operations that are determined in accordance with generally accepted accounting principles (“GAAP”), this press release also discloses non-GAAP results of operations that exclude certain charges. These non-GAAP measures adjust for charges that the Company believes are unusual. The Company believes that the presentation of these non-GAAP measures provides useful information to investors regarding the Company’s results of operations, as these non-GAAP measures allow investors to better evaluate ongoing business performance. Investors should consider non-GAAP measures in addition to, not as a substitute for, financial measures prepared in accordance with GAAP. A reconciliation of the non-GAAP measures disclosed in the press release with the most comparable GAAP measures are included in the financial table attached to this press release.

About RBC Bearings

RBC Bearings Incorporated is an international manufacturer and marketer of highly engineered precision bearings and components. Founded in 1919, the Company is primarily focused on producing highly technical or regulated bearing products requiring sophisticated design, testing, and manufacturing capabilities for the diversified industrial, aerospace and defense markets. Headquartered in Oxford, Connecticut, RBC Bearings currently employs approximately 2,146 people and operates 22 manufacturing facilities in 4 countries.

Safe Harbor for Forward Looking Statements

Certain statements in this press release contain “forward-looking statements.” All statements other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws, including the section of this press release entitled “Outlook”; any projections of earnings, revenue or other financial items relating to the Company, any statement of the plans, strategies and objectives of management for future operations; any statements concerning proposed future growth rates in the markets we serve; any statements of belief; any characterization of and the Company’s ability to control contingent liabilities; anticipated trends in the Company’s businesses; and any statements of assumptions underlying any of the foregoing. Forward-looking statements may include the words “may,” “estimate,” “intend,” “continue,” “believe,” “expect,” “anticipate” and other similar words. Although the Company believes that the expectations reflected in any forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in any of our forward-looking statements. Our future financial condition and results of operations, as well as any forward-looking statements, are subject to change and to inherent risks and uncertainties beyond the control of the Company. These risks and uncertainties include, but are not limited to, risks and uncertainties relating to general economic conditions, geopolitical factors, future levels of general industrial manufacturing activity, future financial performance, market acceptance of new or enhanced versions of the Company’s products, the pricing of raw materials, changes in the competitive environments in which the Company’s businesses operate, future reductions or changes in governmental spending or lack of product approvals, increases in interest rates, the Company’s ability to meet its debt obligations, and risks and uncertainties listed or disclosed in the Company’s reports filed with the Securities and Exchange Commission, including, without limitation, the risks identified under the heading “Risk Factors” set forth in the Company’s Annual Report filed on Form 10-K. The Company does not intend, and undertakes no obligation, to update or alter any forward-looking statement.

Contacts

RBC Bearings
Daniel A. Bergeron
203-267-5028
dbergeron@rbcbearings.com

FD Ashton Partners
Michael Cummings
(800) 281-1163
investors@rbcbearings.com

RBC Bearings Incorporated
Consolidated Statements of Operations
(dollars in thousands, except share and per share data)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	March 29,	March 31,	March 29,	March 31,
	2008	2007	2008	2007

Net sales	$92,138	$81,039	$330,600	$306,062
Cost of sales	59,796	52,485	217,022	205,953
Gross margin	32,342	28,554	113,578	100,109

Operating expenses:
Selling, general and administrative	13,672	11,257	48,904	42,256
Other, net	707	5,819	1,824	5,934
Total operating expenses	14,379	17,076	50,728	48,190

Operating income	17,963	11,478	62,850	51,919

Interest expense, net	678	1,054	3,407	5,780
Loss on early extinguishment of debt	-	-	27	3,576
Other non-operating expense (income)	230	(141)	(463)	(1,504)
Income before income taxes	17,055	10,565	59,879	44,067
Provision for income taxes	5,016	3,847	19,685	15,588
Net income	$12,039	$6,718	$40,194	$28,479

Net income per common share:
Basic	$0.56	$0.32	$1.87	$1.38
Diluted	$0.55	$0.31	$1.84	$1.33

Weighted average common shares:
Basic	21,563,478	21,153,588	21,457,846	20,579,498
Diluted	21,774,818	21,714,939	21,802,711	21,335,307

RBC Bearings Incorporated
Consolidated Statements of Operations
(dollars in thousands, except share and per share data)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	March 29,	March 31,	March 29,	March 31,
Reconciliation of Reported Operating Income to	2008	2007	2008	2007
Adjusted Operating Income:

Reported operating income	$17,963	$11,478	$62,850	$51,919
RBC API facility moving costs	145	-	734	-
Facility consolidation expense	-	5,088	-	5,455
Gain on sale of Nice building	-	-	-	(807)
Disposal of fixed assets	261	392	366	513
Adjusted operating income	$18,369	$16,958	$63,950	$57,080

Reconciliation of Reported Net Income and	Three Months Ended		Twelve Months Ended
Net Income Per Common Share to Adjusted Net	March 29,	March 31,	March 29,	March 31,
Income and Adjusted Net Income Per Common Share:	2008	2007	2008	2007

Reported net income	$12,039	$6,718	$40,194	$28,479
RBC API facility moving costs (1)	102	-	493	-
Facility consolidation expense (1)	-	3,235	-	3,525
Gain on sale of Nice building (1)	-	-	-	(522)
Disposal of fixed assets (1)	184	249	246	332
Loss on early extinguishment of debt (1)	-	-	18	2,311
CDSOA payment (1)	-	(1)	(171)	(794)
Adjusted net income	$12,325	$10,201	$40,780	$33,331
(1) Item was tax effected at the effective tax rate.

Adjusted net income per common share:
Basic	$0.57	$0.48	$1.90	$1.62
Diluted	$0.57	$0.47	$1.87	$1.56

Adjusted weighted average common shares:
Basic	21,563,478	21,153,588	21,457,846	20,579,498
Diluted	21,774,818	21,714,939	21,802,711	21,335,307

RBC Bearings Incorporated
Consolidated Statements of Operations
(dollars in thousands, except share and per share data)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	March 29,	March 31,	March 29,	March 31,
Segment Data, Net External Sales:	2008	2007	2008	2007

Roller bearings segment	$27,437	$23,178	$97,019	$92,123
Plain bearings segment	41,987	39,657	154,535	143,907
Ball bearings segment	16,420	12,744	56,677	50,466
Other segment	6,294	5,460	22,369	19,566
	$92,138	$81,039	$330,600	$306,062

	Three Months Ended		Twelve Months Ended
	March 29,	March 31,	March 29,	March 31,
Selected Financial Data:	2008	2007	2008	2007

Depreciation and amortization	$2,849	$2,115	$10,465	$9,646

Cash provided by operating activities	$2,471	$13,535	$27,077	$55,735

Capital expenditures	$3,470	$8,143	$17,758	$16,174

Total debt			$57,750	$59,405

Cash on hand			$9,859	$5,184

Total debt minus cash on hand			$47,891	$54,221

Backlog			$217,709	$176,578